Sportswear Company:M CFO Commentary and Financial Review Second Quarter 2023 August 1, 2023 Exhibit 99.2

DTC DTC.com DTC B&M y/y U.S. LAAP EMEA SG&A EPS bps direct-to-consumer DTC e-commerce DTC brick & mortar year-over-year United States Latin America and Asia Pacific Europe, Middle East and Africa selling, general & administrative earnings per share basis points “+” or “up” “-” or “down” LSD% MSD% HSD% LDD% low-20% mid-30% high-40% increased decreased low-single-digit percent mid-single-digit percent high-single-digit percent low-double-digit percent low-twenties percent mid-thirties percent high-forties percent “$##M” “$##B” c.c. M&A FX ~ H1 Q1 3PL in millions of U.S. dollars in billions of U.S. dollars constant-currency mergers & acquisitions foreign exchange approximately first half first quarter Third-party logistics

W E C O N N E C T A C T I V E P E O P L E W I T H T H E I R P A S S I O N S 4

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• • • (dollars in millions, except per share amounts) Q2'23 Q2'22 Change Net Sales $620.9 $578.1 +7% Gross margin 50.6% 49.2% +140 bps SG&A percent of net sales 50.3% 48.7% +160 bps Operating income $6.2 $8.8 -29% Operating margin 1.0% 1.5% -50 bps Net income $8.4 $7.2 +17% Diluted EPS $0.14 $0.11 +27%

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Primary Gross Margin Tailwinds • Other: lower inbound freight costs and, to a lesser degree, changes in inventory provisions Primary Gross Margin Headwinds • Channel Profitability: lower DTC margins due to increased clearance and promotional activity • Channel Profitability: lower wholesale margins reflecting actions to reduce excess inventory • Channel & Region Sales Mix: shift towards EMEA and LAAP distributor sales, which generally carry lower gross margins • FX: unfavorable effects from foreign currency hedge rates

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(1) Constant-currency net sales is a non-GAAP financial measure. See “References to Non-GAAP Financial Information” above for further information.